Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Form 8-K of USA Rare Earth, Inc. of our report dated March 8, 2025 (except for the reverse recapitalization described in Note 1 and Note 21, as to which the date is June 16, 2025), relating to the consolidated financial statements of USA Rare Earth, LLC included in this Current Report on Form 8-K.

/s/ HORNE LLP

Ridgeland, Mississippi

June 18, 2025